SMITH BARNEY INTERNATIONAL FUND
(formerly Smith Barney International Aggressive Growth Fund) Supplement to Prospectus dated February 28, 2002
The fund is now known as Smith Barney International Fund. Investment Objective and Principal Strategies
The fund is changing its investment objective and its principal investment strategies. The new objective and principal strategies are as follows:
Investment objective The fund seeks long-term capital growth. Dividend income, if any, is incidental to this goal.
Principal investment strategies-Key investments The fund invests primarily in the common stocks of foreign companies that the fund's manager believes have above-average prospects for growth, including companies in emerging markets. Generally, the fund invests in a number of different countries and, under normal circumstances, the fund invests in companies in at least three foreign markets. The fund may invest up to 10% of its net assets (at the time of investment) in issuers located in or doing a substantial portion of their business in emerging markets. Under normal circumstances, the fund also invests primarily in large cap securities. Large cap securities are securities of issuers typically with market capitalizations of
$750 million or more.
The fund usually invests in securities listed on securities exchanges, although it may also purchase securities which are not registered for sale to the general public, or, to a limited extent, securities that are not readily marketable. The fund may invest directly in foreign securities or may invest in depositary receipts.
In addition to common stocks, the fund may also invest in other securities including rights to purchase common stocks, preferred stock or warrants, and also, to a limited extent, may purchase shares of other investment companies, including closed end investment companies, that invest in foreign securities.
The fund may, but is not required to, enter into forward currency transactions to buy or sell currencies at a future date. The fund may enter into these forward currency contracts to:
 Settle transactions in securities quoted in foreign currencies
 Attempt to protect against the economic impact of adverse changes in the value of the U.S. dollar or other currencies
Selection process The manager looks for the securities of well-established, large cap companies (typically with capitalizations of $750 million or more) believed to have superior management teams and histories of above-average revenues and earnings growth which appear to be reasonably valued compared to their long-term earnings potential. The manager uses fundamental analysis to find companies that it believes have growth potential, and looks first at a particular company and then at the country in which the company is located and the industry in which the company participates. The manager eliminates stocks that it believes are overpriced relative to a company's financial statements and projections. The manager then analyzes each company to find those believed to have superior management teams, solid product lines, strong competitive positioning, attractive cash flows and histories of above-average revenues and earnings growth. The manager seeks opportunities to invest in foreign economies that are growing faster than the U.S. economy.
More on the fund's investments-Debt and convertible securities Although the fund invests primarily in equity securities, it may, but is not required to, invest in other foreign securities including debt securities and convertible securities. Long-term debt securities must be investment grade when the fund purchases them meaning they must be rated Baa by Moody's or BBB by
Standard & Poor's, or if unrated, of comparable quality in the manager's opinion.
After the fund buys a bond, if the credit quality of the bond deteriorates below investment grade, the fund may continue to hold the bond, commonly known as a junk bond, but the manager will consider the change in rating in deciding whether to keep the security. Generally, the value of debt securities will decline if interest rates rise, the credit rating of the security is downgraded or the issuer defaults on its obligation to pay principal or interest. The prices of lower rated securities, especially junk bonds, often are more volatile than those of higher rated securities, and the security may be difficult to sell. Convertible securities, which are debt securities that may be converted into stock, are subject to the market risks of stocks as well as the risks of debt securities.
Management
The manager now delegates the daily management of the investments of the fund to its affiliate, Citigroup Asset Management Ltd., as subadviser. The
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subadviser's address is 4th Floor, Cottons Centre, Box 200,
Mays Lane,
London SE1 2QT. The manager continues to oversee the fund's operations.
Subject to the oversight of the manager, the subadviser selects the fund's investments.
A team of individuals employed by the subadviser manages the day-to-day operations of the fund.
The subadviser's compensation is payable by the manager.
January 21, 2003
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